Exhibit 10.17

GROUP PURCHASING PROGRAM AGREEMENT

THIS AGREEMENT is made and entered into as of October 28, 2004, by and between Henry Schein, Inc., a Delaware corporation (hereinafter “HSI”) and VeriChip Corporation, a Delaware corporation (hereinafter referred to as “VeriChip”).

WITNESSETH:

WHEREAS, VeriChip wishes to appoint HSI as a distribution vendor for VeriChip product purchases;

WHEREAS, HSI is a distributor of a broad range of medical, surgical, laboratory and pharmaceutical products and supplies to health care professionals, and wishes to assist VeriChip; and

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, HSI and VeriChip agree as follows:

1. Term of Agreement. The term of this Agreement shall be for a period of two (2) years commencing on the date upon which the VeriChip Corporation receives from the FDA written clearance to market the VeriChip system within the United States and completes all related regulatory documents.

2. Program. In consideration of the mutual covenants and conditions herein contained, HSI will distribute products as may mutually agreed by HSI and pursuant to the terms and conditions set forth herein (the “Program”).

3. Obligations of HSI. HSI shall distribute (on a consignment basis) the VeriChip line of products (“Products”) that are compliant with all FDA requisite manufacturing, packaging and labeling standards to health care professionals. HSI will accept a quantity of VeriChip products on consignment to their distribution center located in Indianapolis, IN; provided that such quantity has been be agreed to by both parties (it being understood that such amount shall initially be an amount mutually agreed but no more than 100 starter sets and 100 boxes of 10-count insertion sets, although the Parties may agree to other amounts from time to time). HSI will be responsible for the Products in its warehouse, so it agrees to maintain insurance on such Products in an amount at least equal to the wholesale value of such Products.. As it determines in its sole business judgment, HSI will promote VeriChip products in their line of direct to physician marketing materials using such means as it deems appropriate. HSI will provide payment for product shipped to health care professionals to VeriChip within 30 days after the close of each month. The initial wholesale prices (i.e. the prices that HSI pays to VeriChip) are set forth on Exhibit A. VeriChip may change its prices on 60 days’ notice to HSI. HSI will provide a monthly statement to VeriChip that details each transaction in which a VeriChip product was sold. HSI in a timely fashion will provide a listing of the EID numbers of the VeriChip insertion sets sold to a specific physician’s office.

4. Obligations of VeriChip. VeriChip will provide the VeriChip line of products that are compliant with all FDA requisite manufacturing, packaging and labeling standards. This includes:

•	VeriChip Starter Kit;

•	VeriChip Insertion Set; and

•	VeriChip Readers

VeriChip will “activate” the VeriChip EID numbers upon written notification by HSI of sale.

VeriChip will provide requested Products to HSI within the prescribed period of time set forth in this agreement, provided, however, that VeriChip shall not be obligated to leave amounts on consignment in HSI’s distribution facility in excess of the amounts mutually agreed to pursuant to Section 3. VeriChip will accept returns within 30 days of shipping. If VeriChip requests that inventory being held on consignment be returned to it, VeriChip shall pay such cost of return shipping. VeriChip will notify HSI of product modifications or changes.

VeriChip will guarantee that if it reduces its MSRP on any Products, it will proportionately reduce the prices charged to HSI (referenced in Exhibit A) on such Products.

5. Relationship of the Parties

5.1.	The relationship of HSI and under this Agreement is that of independent contractors and that relationship shall continue as such throughout the term of this Agreement and any extension thereof. It is further agreed that nothing contained in this Agreement shall be construed to constitute either Party as a partner, officer, employee, or agent of the other, and no officer, employee or agent of either Party shall be deemed to be the officer, employee, or agent of the other. Neither Party may use the others trademarks or trade names for any purpose except as set forth herein.

5.2.	Neither Party shall have the authority to make any agreement or commitment, or incur any liability on behalf of the other, nor shall either Party be liable for any acts, omissions to act, contracts, commitments, promises, or representations made by the other Party, except as specifically authorized in this Agreement or as the Parties may hereafter agree in writing.

5.3.	(a) The indemnification obligations set forth in Exhibit B shall be incorporated herein and be binding on the Parties]

(b) The indemnity provisions, as set forth in this Article 5 and Exhibit B shall survive the termination of this Agreement for any reason.

6. Compliance with Laws. The Parties agree that in carrying out their duties and responsibilities under this Agreement, they will neither undertake nor cause nor permit to be undertaken, any activity which either

(i).	is illegal under any applicable laws, decrees, rules, or regulations in effect; or

(ii).	would have the effect of causing the other Party to be in violation of any laws, decrees, rules or regulations in effect in any jurisdiction where the other Party conducts business.

7. Confidentiality of Information.

7.1.

VeriChip acknowledges that for purposes of effectuating this Agreement, there may be revealed to VeriChip in confidence certain trade secrets, proprietary or confidential information of HSI; provided that VeriChip may disclose such information if required by law or legal process. VeriChip acknowledges that no right is given to, or acquired by, to disclose or reveal any portion of thereof without the express prior written consent of HSI. This obligation will survive the termination of this Agreement.

7.2.	HSI acknowledges that for purposes of effectuating this Agreement, there may be revealed to HSI in confidence certain trade secrets, proprietary or confidential information of VeriChip; provided that HSI may disclose such information if required by law or legal process. HSI acknowledges that no right is given to, or acquired by, HSI to disclose or reveal any portion of thereof without the express prior written consent of VeriChip. This obligation will survive the termination of this Agreement.

7.3.	Notwithstanding anything herein to the contrary, if required by applicable law (including securities laws and regulations) either party may disclose this Agreement.

8. Termination. Either Party shall have the right to terminate this Agreement for “cause” at any time, by giving written notice to the other Party in the event that the other Party:

(i).	commits a noncurable default or violation of this Agreement; or

(ii).	commits a curable default or violation of this Agreement, which is not remedied within thirty (30) days after written notice thereof.

On termination of this Agreement, HSI shall return any Products held by it on consignment and shall, within 30 days of termination, pay for any Products shipped to it and not returned.

11. Arbitration.

11.1.	Any dispute, controversy, or claim between HSI and arising out of or relating to this Agreement, or the breach, termination, or validity thereof shall be finally settled by arbitration, conducted on a confidential basis, under the then current Commercial Arbitration Rules of the American Arbitration Association (“Association”). The arbitrators shall determine the matters in dispute strictly in accordance with the terms of this Agreement and the substantive domestic law of the State of New York, excluding its principals of conflicts of law.

11.2.	The arbitration shall be conducted by three arbitrators at the Association’s regional office located nearest to HSI. Each Party shall choose one arbitrator and the chosen arbitrators shall select a third arbitrator.

11.3.	The award of the arbitrators shall be the sole and exclusive remedy between the Parties regarding any claims, counter claims, issues or accountings presented or pled to the arbitrators, provided that the arbitrators shall have no authority to award punitive damages or any form of noncompensatory damages. Judgment upon the arbitrators’ award may be entered and enforced in any court of competent jurisdiction. Each Party shall bear its own cost of the arbitration, including but not limited to the cost of attorney’s fees, and each shall bear one-half the cost of the arbitrators’ fees.

11.4.	Neither Party shall institute a proceeding hereunder unless at least sixty (60) days prior thereto such Party shall have furnished to the other Party written notice by certified mail of its intent to do so.

11.5.	Neither Party shall be hereby excluded from seeking provisional remedies in the courts of any jurisdiction including, but not limited to, temporary restraining orders and preliminary injunctions, to protect its rights and interest, but such shall not be sought as a means to avoid or stay arbitration.

12. Notices. Any and all notices, requests, demands, consents, approvals or other communications required or permitted to be given under any provision of this Agreement shall be in writing and shall be deemed given upon personal delivery or the mailing thereof by first class certified mail, return receipt requested, postage prepaid, as follows:

If to HSI:

Henry Schein, Inc.

135 Duryea Road

Melville, NY 11747

Attention: Louis Ferraro

With a copy:

Michael Ettinger, Esq.

Henry Schein, Inc.

135 Duryea Road

Melville, NY 11747

If to VeriChip:

VeriChip Corporation

1690 South congress Ave., Suite 200

Delray Beach, FL 33445

Attn: President

With a copy:

Applied Digital

1690 South Congress Ave., Suite 200

Delray Beach, FL 33445

Attn: General Counsel

Any Party may change its address for the purposes of this Agreement by notice to the other Parties given as aforesaid.

13. Entire Agreement. Each Party acknowledges that it has read this Agreement, fully understands it, and agrees to be bound by its terms and further agrees that it is the complete and exclusive statement of the agreement between the Parties, which supersedes and merges all prior proposals, understandings and all other agreements, oral and written, between the Parties relating to the subject matter of this Agreement. This Agreement cannot be modified or altered except by written instrument duly executed by authorized executive officers of both Parties.

14. Assignment. This Agreement may not be assigned by a Party without the consent of the other Party, such consent not to be unreasonably withheld.

15. Governing Law. This Agreement shall be governed by the laws of the State of New York excluding its principles of conflicts of laws.

16. Waiver. No delay or omission by either Party to exercise any right or power hereunder shall impair such right or power or be construed to be a waiver thereof. A waiver by either of the Parties of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained. All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity of otherwise.

17. Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, then both Parties shall be relieved of all obligations arising under such provision, but only to the extent that such provision is illegal, unenforceable, or void, it being the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefore another provision that is legal and enforceable and achieves the same objective.

18. Section Headings. The headings contained in this Agreement are for convenience of reference only and are not intended to have any substantive significance in interpreting this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement under seal effective the date first written above.

HENRY SCHEIN, INC.		VERICHIP CORPORATION

By:	/s/ Louis Ferraro	By:	/s/ Kevin McLaughlin
	Louis Ferraro		Kevin McLaughlin
	V.P. General Manager		CEO
November 4, 2004